UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-12

ENDRA LIFE SCIENCES INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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3600 Green Court, Suite 350
Ann Arbor, Michigan 48105

August 10, 2020

To the Stockholders of ENDRA Life Sciences Inc. (the “Company”):

The Company has extended the expiration date for its current Consent Solicitation, currently set to expire on August 13, 2020, to 5:00 p.m. Eastern Time on August 20, 2020, subject to early termination or extension in the Company’s discretion, to allow more opportunity for stockholders to submit consents on the proposal described in the Company’s definitive Consent Solicitation Statement filed with the Securities and Exchange Commission (the “SEC”) on August 3, 2020, which is a proposal to approve the potential issuance of shares of the Company’s common stock upon the exercise of certain warrants at reduced exercise prices, in compliance with Nasdaq Stock Market Rule 5635(d).

Only stockholders of record of the Company’s common stock and preferred stock as of the close of business on July 7, 2020 are entitled to submit Action by Written Consent forms in connection with the Consent Solicitation. All stockholders who have previously voted in the Consent Solicitation do not need to re-vote or take any other action; executed written consents delivered to the Company are not revocable.

No changes have been made in the proposal for which consent is solicited as described in the Consent Solicitation. THE COMPANY STRONGLY ADVISES ALL OF ITS STOCKHOLDERS TO READ THE CONSENT SOLICITATION STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. SUCH CONSENT SOLICITATION STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. In addition, copies of the Consent Solicitation Statement may be obtained free of charge by accessing the Company’s website at investors.endrainc.com/NDRA/sec_filings or by contacting the Company at (734) 335-0468 or by mail to 3600 Green Court, Suite 350, Ann Arbor, MI 48105.

Sincerely,

/s/ David Wells

David Wells
Chief Financial Officer and Secretary